ZALICUS PUBLISHES DATA ON NOVEL ION CHANNELCOMPOUNDS

- New Paper Published in Science Translational Medicine Reports Anti-Epileptic Activity of Z944, a Novel Oral, T-type Calcium Channel Blocker in Clinical Development for the Treatment of Inflammatory Pain -

- Neuronal Disorders, such as Epilepsy and Pain, Linked Through T-type Calcium Channel Hyper-excitability Mechanisms -

CAMBRIDGE, Mass. – February 15, 2012 – Zalicus Inc. (NASDAQ: ZLCS) a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases today announced the publication of preclinical data in the journal Science Translational Medicine. The paper describes the activity of Z944, a novel oral highly-selective small molecule T-type calcium channel blocker, currently in Phase 1 clinical development for the treatment of inflammatory pain. In this study, Z944 was shown to potently suppress seizures in a preclinical model by 85 to 90%. The ability of Z944 to inhibit and reduce the duration and cycle frequency of seizures suggests a unique mechanism of action distinct from current anti-epileptic drugs in clinical practice. Zalicus has utilized its ion channel discovery platform and scientific expertise to develop a pipeline of novel, orally active compounds targeting critical N-type and T-type calcium and selected sodium channels implicated in chronic pain.

In the paper entitled, “T-Type Calcium Channel Blockers That Attenuate Thalamic Burst Firing and Suppress Absence Seizures,” Tringham et al., Science and Translational Medicine, 15 February 2012, Vol

4 Issue 121 121ra19, Zalicus researchers describe the activity of the unique T-type calcium channel blocking compound, Z944, to selectively suppress seizure activity by modulating nerve cell hyper-excitability in a preclinical epilepsy model while largely sparing normally firing neurons.

“Z944 is currently in Phase 1 clinical development for the treatment for inflammatory pain and this preclinical anti-epileptic data reinforces Z944’s potential biologic activity as it has long been understood that conditions of neuronal hyper-excitability, such as epilepsy and pain are mechanistically linked,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “In addition to Z944, our ion channel discovery platform has generated a number of ion channel modulators, including Z160, an N-type calcium channel modulator also in Phase 1 clinical development for the treatment of pain and a portfolio of preclinical stage N and T-type calcium and sodium channel modulators that are being advanced toward clinical development in collaboration with Hydra Biosciences.“

Improved Calcium and Sodium Channel Blockers through Electrophysiological Screening

Our industry leading selective ion channel modulation platform has allowed us to identify product candidates that harness the potential of targeting calcium and sodium channels for acute and chronic pain. Zalicus utilizes proprietary drug design and electrophysiological screening processes to create drug candidates with improved levels of specificity and mechanisms of action, potentially leading to greatly enhanced safety and tolerability profiles compared to existing agents. Building on this work, we are

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com currently pursuing programs at developing N-type and T-type calcium channels and selected sodium channel blockers. About Zalicus

Zalicus Inc. (Nasdaq: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases. Zalicus applies its selective ion-channel modulation platform and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Zalicus Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidates Z160 and Z944 and their potential, the Zalicus selective ion channel modulation technology, and related preclinical product candidates, the Zalicus collaboration with Hydra, and its other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the development and regulatory approval of Zalicus’ product candidates, the unproven nature of the Zalicus drug discovery technologies, the ability of the Company to initiate and successfully complete clinical trials of its product candidates, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Zalicus Contacts Corporate Justin Renz, SVP and CFO 617-301-7575 JRenz@zalicus.com Media/Investors: Gina Nugent 617-460-3579 gnugent@zalicus.com (c) 2012 Zalicus Inc. All rights reserved.

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     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com